Exhibit 99.1

Nanosphere Announces Reverse Split of Common Stock

NORTHBROOK, IL – April 7, 2015 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, announced today that a 20-to-1 reverse split of its common stock will be effective at 5:00 p.m. EDT on April 8, 2015, and commencing at the open of trading on Thursday, April 9, 2015, trading of the common stock will continue on the NASDAQ Capital Market on a reverse stock split-adjusted basis. The reverse stock split was approved by the company’s stockholders at the special meeting of stockholders held today. The company’s board of directors approved the implementation of a reverse stock split and determined the appropriate reverse stock split ratio to be 20-to-1.

At the effective time of the reverse stock split, every 20 shares of Nanosphere’s issued and outstanding common stock will be converted into one newly issued and outstanding share of common stock, without any change in the par value per share.

The reverse stock split will reduce the number of shares of Nanosphere’s outstanding common stock from approximately 117.2 million to approximately 5.9 million. Proportional adjustments will be made to Nanosphere’s outstanding stock options, outstanding warrants, and equity-compensation plans. The number of authorized shares of the company’s common stock will remain unchanged. Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account will have their shares automatically adjusted to the reflect the 20:1 reverse stock split. Existing stockholders holding common stock certificates will receive a letter of transmittal from the company’s transfer agent, American Stock Transfer & Trust Company, LLC, with specific instructions regarding the exchange of shares. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

The company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “NSPH.” A new CUSIP number of 63009F204 has been assigned to the common stock in connection with the reverse stock split.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Ann Wallin, Interim Chief Financial Officer

847-400-9181

awallin@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com